Ex. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr.
Chief Financial Officer
(214) 631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES
EXTENSION OF LOAN AGREEMENT WITH SENIOR LENDER

     DALLAS, Texas. (March 11, 2004) — Silverleaf Resorts, Inc. (OTC:SVLF) today announced that one of the Company’s senior lenders agreed to amend a secured receivables facility to extend the maturity date to February 28, 2006 and to convert the facility to a term loan. The Company previously announced in December 2003 that it would be necessary to either amend or replace this senior loan facility in order to avoid a payment default when it matured in August 2004. The current balance on the facility is approximately $16 million. The Company also announced that it is replacing a non-revolving inventory loan maturing in March 2007 with a new revolving inventory loan agreement with one of its other senior lenders which will also mature in March 2007. As previously announced, the Company completed amendments of its credit facilities with its other senior lenders in December 2003 to extend the maturity date of those agreements through March 31, 2007.

     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults. Silverleaf has an ownership base of over 110,000.

     This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s amended 2002 Annual Report on Form 10K/A (pages 20 through 28 thereof) filed on October 20, 2003.